Exhibit 2.2

BUSINESS COMBINATION AGREEMENT

among

CATALYST BIOSCIENCES, INC.,

GNI USA, INC.,

GNI GROUP LTD.

GNI HONG KONG LIMITED

SHANGHAI GENOMICS, INC.,

CONTINENT PHARMACEUTICALS INC.,

and

THE OTHER PARTIES THAT ARE SIGNATORIES HERETO

Dated as of December 26, 2022

This document is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement, acceptance of an offer or agreement of any type or nature, unless and until agreed to and executed by all parties hereto.

i

(Continued)

(Continued)

(Continued)

Exhibit A	CVR Agreement
Exhibit B	Parent Tax Certificate

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	6.2(c)
Acquisition Proposal	6.2(j)(i)
Action	3.9
Adverse Recommendation Change	6.2(d)(i)
Affiliate	9.3(a)
Agreement	Preamble
Business Combination Proposal	Recitals
Business Day	9.3(b)
Cash and Cash Equivalents	9.3(c)
Charter Amendment Proposal	Recitals
Closing	1.2
Closing Date	1.2
Closing Form 8-K	6.13(b)
Closing Press Release	6.13(b)
Code	Recitals
Company	Preamble
Company Articles	3.1(b)
Company Balance Sheet	3.6(a)
Company Certificate of Incorporation	3.1(b)
Company Disclosure Letter	Article III
Company Expenses	8.3(b)(iii)
Company Material Adverse Effect	3.1(a)
Company Ordinary Share	Recitals
Company Owned	9.3(d)
Company Plans	3.12(a)
Company Products	3.11(c)
Company Registered IP	3.19(a)
Company Safety Notices	3.11(g)
Confidentiality Agreements	6.4(a)
Contract	3.5(a)
Contributor	Preamble
control	9.3(e)
Conversion Proposal	Recitals
Covered Person	4.2(d)
COVID-19	9.3(f)
CVR	1.6(a)
CVR Agreement	1.6(a)
CVR Distribution	1.6(a)
D&O Indemnified Parties	6.8(a)
DGCL	Recitals
Disqualifying Event	4.2(d)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Effective Time	1.3
Entity	Recitals
Entity Shares	1.1
Environmental Law	3.14(b)
ERISA	3.12(a)
Exchange Act	2.5(b)
F351 Agreement	Recitals
FC Share	Recitals
FDA	3.11(c)
FDA Ethics Policy	3.11(i)
FDCA	3.11(a)
Form S-4	6.3(c)
Further Challenger	Recitals
GAAP	4.1(a)
GNI Group	Preamble
GNI HK	Preamble
GNI USA	Preamble
GNI USA Contribution	1.1
Governmental Entity	2.5(b)
Hazardous Substance	3.14(c)
Health Care Laws	3.11(a)
HSR Act	7.1(b)
IFRS	3.1(a)
Incentive Plan Proposal	Recitals
Indebtedness	9.3(g)
Intellectual Property	9.3(h)
Intended Tax Treatment	Recitals
Interim Operating Amount	6.16(b)
Intervening Event	6.2(j)(iii)
IRS	3.12(a)
IT Systems	3.19(g)
knowledge	9.3(i)
Law	2.5(a)
Liens	3.5(a)
LTIP	6.15
Material Contracts	3.16(a)
Measurement Date	4.2(a)
Minority Holder	Preamble
Minority Holder Contribution	1.1
Net Cash	9.3(j)
Net Cash Schedule	6.16(a)
Operating Company	Recitals

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Operating Company Common Shares	1.5
Operating Company Option	1.5
Ordinary Course Agreement	3.15(g)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Balance Sheet	9.3(k)
Parent Board	1.6(a)
Parent Capital Stock	9.3(l)
Parent Capital Stock Issuance	4.4(a)
Parent Common Stock	Recitals
Parent Convertible Preferred Stock	Recitals
Parent Disclosure Letter	Article IV
Parent Expenses	8.3(b)(ii)
Parent IT Systems	4.19(f)
Parent Legacy Proposal	6.2(a)
Parent Material Adverse Effect	4.1(a)
Parent Material Contracts	4.16(a)
Parent Option	9.3(m)
Parent Owned IP	9.3(n)
Parent Plans	4.12(a)
Parent Products	4.11(c)
Parent Registered IP	4.19(a)
Parent Safety Notices	4.11(g)
Parent SEC Documents	4.6(a)
Parent Stock Awards	4.2(b)
Parent Stockholder Approval	4.4(a)
Parent Stockholder Matters	Recitals
Parent Stockholders Meeting	6.3(a)
PBGC	3.12(c)(iii)
Pension Plan	3.12(b)
Permits	3.10
Permitted Liens	4.18(a)
Person	9.3(o)
Personal Information	9.3(p)
Privacy Laws	3.19(h)
Proxy Statement	6.3(a)
Record Date	1.6(a)
Representatives	6.2(a)
Sarbanes-Oxley Act	4.6(a)
SEC	2.8
Securities Act	2.5(b)
Shanghai Genomics	Preamble

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Signing Form 8-K	6.13(a)
Subsidiary	9.3(q)
Superior Proposal	6.2(j)(ii)
Takeover Laws	3.20
Tax Action	3.15(d)
Tax Return	9.3(r)
Taxes	9.3(s)
Termination Fee	8.3(b)(i)
Trade Secrets	8.3(h)
Transactions	Recitals
WARN Act	3.13(d)

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 26, 2022, is by and among CATALYST BIOSCIENCES, INC., a Delaware corporation (“Parent”), GNI USA, Inc., a Delaware corporation (“GNI USA”), GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“GNI Group”), GNI Hong Kong Limited, a company incorporated under the laws of Hong Kong with limited liability (“GNI HK”), Shanghai Genomics, Inc., a company organized under the laws of the People’s Republic of China (“Shanghai Genomics”, and collectively with GNI USA, GNI Group and GNI HK, “Contributors,” and each a “Contributor”), the individuals listed on Annex A hereto (each, a “Minority Holder” and collectively, the “Minority Holders”) and Continent Pharmaceuticals Inc., a Cayman Islands company limited by shares (the “Company”).

RECITALS

WHEREAS, the parties intend to effect the contribution of the interests in each of the Company, Further Challenger International Limited, a company incorporated and existing under the laws of the British Virgin Islands with company number 1982271 (“Further Challenger”), and the interest in each of the entities held by the Minority Holders listed on Annex A hereto (each, an “Entity” and collectively, the “Entities”), to Parent in exchange for shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”), or at the election of GNI USA or the Minority Holders, shares of Parent Convertible Preferred Stock, on the terms and subject to the conditions set forth herein (collectively, the “Transactions”);

WHEREAS, the parties intend that the GNI USA Contribution and Minority Holder Contribution, taken together, will qualify as a transaction governed by Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code,” and such treatment, the “Intended Tax Treatment”);

WHEREAS, the board of directors of Parent has (i) unanimously approved this Agreement and the Transactions in accordance with the Delaware General Corporation Law (the “DGCL”) and determined that the Transactions are advisable and in the best interests of the stockholders of Parent and (ii) resolved to recommend that Parent stockholders approve (A) the consummation of the transactions contemplated hereby (the “Business Combination Proposal”), (B) the conversion of the Series X Convertible Preferred Stock, par value $0.001 per share, of Parent (the “Parent Convertible Preferred Stock”) issued pursuant to the F351 Agreement into shares of Parent Common Stock in accordance with Nasdaq Listing Rule 5635 (the “Conversion Proposal”), (C) if deemed necessary or appropriate by Parent or as otherwise required by applicable Law or Contract, to authorize sufficient Parent Common Stock in Parent’s certificate of incorporation for the conversion of the Parent Convertible Preferred Stock issued pursuant to the F351 Agreement and/or to effectuate a reverse stock split (collectively, the “Charter Amendment Proposal”), and (D) if deemed necessary or appropriate by the parties in order to effectuate Section 1.5 hereto or as otherwise required by applicable Law or Contract, an increase in the share reserve under Parent’s 2018 Omnibus Incentive Plan (the “Incentive Plan Proposal” and, together with the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposal, the “Parent Stockholder Matters”);

WHEREAS, prior to the Closing, under Section 6.17, each of GNI Group and GNI HK shall contribute all of its ordinary shares in the capital of the Company, par value $0.0001 per share (each a “Company Ordinary Share”) to GNI USA, such that immediately prior to the Closing, GNI USA shall hold 72.22% of the Company Ordinary Shares;

WHEREAS, prior to the Closing, under Section 6.17, Shanghai Genomics shall contribute all of the 50,000 no par value shares of a single class it holds in Further Challenger (each a “FC Share”) to GNI USA, such that immediately prior to the Closing, GNI USA shall hold 100% of the FC Shares;

WHEREAS, the executive director of Shanghai Genomics has approved this Agreement and the Transactions, pursuant to which Shanghai Genomics shall contribute all of the FC Shares immediately prior to the Closing to GNI USA upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of GNI Group has approved this Agreement and the Transactions, pursuant to which GNI Group shall contribute all of the Company Ordinary Shares it holds prior to the Closing to GNI USA upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of GNI HK has approved this Agreement and the Transactions, pursuant to which GNI HK shall contribute all of the Company Ordinary Shares it holds prior to the Closing to GNI USA upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors and the sole stockholder of GNI USA has approved this Agreement and the Transactions, pursuant to which GNI USA shall contribute all of the Company Ordinary Shares and all of the FC Shares it holds immediately prior to the Closing to Parent in exchange for shares of Parent Common Stock upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has approved this Agreement and the Transactions, pursuant to which GNI USA shall transfer all of the Company Ordinary Shares and all of the FC Shares it holds immediately prior to the Closing to Parent in exchange for shares of Parent Common Stock upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Minority Holder and the governing body of his or her wholly‑owned respective Entity has approved this Agreement and the Transactions, pursuant to which each Minority Holder shall transfer all of his or her interests in such Entity he or she holds immediately prior to the Closing to Parent in exchange for shares of Parent Common Stock upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company and the Minority Holders hold, in the aggregate, a 65.18% interest in Beijing Continent Pharmaceuticals Co., Ltd., a company organized under the laws of the People’s Republic of China (the “Operating Company”);

WHEREAS, substantially concurrently with the execution of this Agreement, Parent, GNI Group, and GNI HK are entering into that certain Asset Purchase Agreement dated as of the date hereof (the “F351 Agreement”);

WHEREAS, prior to the Closing, GNI Group and GNI HK shall contribute the shares of Parent Common Stock and Parent Convertible Preferred Stock issued to GNI Group and GNI HK pursuant to the F351 Agreement to GNI USA; and

WHEREAS, Parent, the Contributors, the Minority Holders, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, the Contributors, and the Company hereby agree as follows:

ARTICLE I
CONTRIBUTION AND EXCHANGE

Section 1.1           Contributions.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a)          GNI USA shall contribute all of the Company Ordinary Shares it holds immediately prior to the Closing to Parent in exchange for a number of shares of Parent Common Stock as set forth in Section 1.4(a)(i);

(b)          GNI USA shall contribute all of the FC Shares it holds immediately prior to the Closing to Parent in exchange for a number of shares of Parent Common Stock as set forth in Section 1.4(a)(ii) (together with the contribution described in Section 1.1(a), the “GNI USA Contribution”); and

(c)          following the GNI USA Contribution, each Minority Holder shall contribute 100% of the interest he or she holds immediately prior to the Closing in his or her respective Entity (“Entity Shares”) to Parent in exchange for a number of shares of Parent Common Stock as set forth in Section 1.4(a)(iii) (such contributions described in this Section 1.1(c) are collectively referred to herein as the “Minority Holder Contribution”, and together with the GNI USA Contribution, the “Contributions”).

Following the Contributions, (i) the Company shall continue, directly and indirectly through Parent’s ownership of Further Challenger, as a wholly-owned subsidiary of Parent; (ii) Further Challenger shall continue as a wholly-owned subsidiary of Parent; and (iii) each of the Entities shall continue as a wholly-owned subsidiary of Parent.

Section 1.2           Closing.  The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m., eastern time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 555 Mission Street, San Francisco, CA 94105, unless another date, time or place is agreed to in writing by Parent, the Contributors and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3           Effective Time.  The Transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. on the Closing Date or at such other time as Parent, the Contributors and the Company shall agree in writing (the “Effective Time”).

Section 1.4           Exchange.

(a)          On the Closing Date, Parent shall issue an aggregate number of book-entry shares (or certificates, if requested) to GNI USA as set forth below:

(i)          688,850,101 shares of Parent Common Stock to GNI USA in exchange for the contribution of the Company to Parent;

(ii)       264,971,695 shares of Parent Common Stock to GNI USA in exchange for the contribution of Further Challenger to Parent;

(iii)       an aggregate of 156,954,428 shares of Parent Common Stock to the Minority Holders, in the amounts set forth on Annex A hereto, in exchange for the contributions of the Entities to Parent.

(b)        At the election of GNI USA or any Minority Holder, in lieu of the issuance of Parent Common Stock that GNI USA or any Minority Holder is entitled to be issued pursuant to Section 1.4(a) at the Closing, GNI USA or such Minority Holder may elect to be issued a number of shares of Parent Convertible Preferred Stock determined by dividing (i) the number of shares of Parent Common Stock GNI USA or such Minority Holder elects to receive in the form of Parent Convertible Preferred Stock by (ii) 10,000.  GNI USA or such Minority Holder shall deliver notice of such election to Parent two (2) Business Days prior to the Closing.

Section 1.5          Treatment of Operating Company Options.  At the Effective Time, each option to purchase common shares of the Operating Company (the “Operating Company Common Shares”) granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Operating Company (each, an “Operating Company Option”), that is outstanding immediately prior to the Effective Time and held by a United States taxpayer, will be converted into an option to purchase shares of Parent Common Stock with the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option to be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder.  With respect to any Operating Company Option that is outstanding immediately prior to the Effective Time and held by an individual who is not a United States taxpayer, such Operating Company Option will remain outstanding and, at the time that any such Operating Company Option becomes exercisable, the holder thereof shall have the option to receive, in lieu of Operating Company Common Shares, a number of shares of Parent Common Stock equal to the intrinsic value of such Operating Company Option on the exercise date.  Prior to the Effective Time, the Company shall take, or cause to be taken, all actions necessary or appropriate to give effect to the provisions of this Section 1.5.

Section 1.6          Contingent Value Right.

(a)          On the tenth (10th) day after the date of this Agreement (or if the tenth (10th) calendar day after the date of this Agreement is not a Business Day, then the immediately subsequent Business Day) (the “Record Date”), the Board of Directors of Parent (the “Parent Board”) shall (i) set a record date for the CVR Distribution (as defined below) to the holders of Parent Common Stock of record on the Record Date and (ii) declare a distribution (the “CVR Distribution”) to the holders of Parent Common Stock of record as of the Record Date of the right to receive one contingent value right (each, a “CVR”) for each outstanding share of Parent Common Stock held by such stockholder as of such date (less applicable withholding taxes), each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit A (the “CVR Agreement”); provided, that (i) the holders of shares of Parent Common Stock that are entitled to receive such shares pursuant to this Agreement or the F351 Agreement will not receive CVRs for any such shares of Parent Common Stock held by such stockholder and (ii) such holders waive any rights to the CVRs for such shares.  The CVR Distribution shall occur on the fifth (5th) Business Day following the Record Date.

(b)          On the date of this Agreement, the Parent shall (i) provide Nasdaq, in accordance with Nasdaq Listing Rule 5250(e)(6), written notice of the Record Date, (ii) provide public disclosure of the CVR Distribution in a manner complaint with Regulation FD and (iii) make prior notification of the public disclosure to Nasdaq MarketWatch through the Electronic Disclosure submission system.

(c)          Parent shall, as promptly as practicable after the Closing Date (and in any event prior to the CVR Distribution), duly authorize, execute and deliver the CVR Agreement.  Parent agrees to pay all costs and fees associated with any action contemplated by this Section 1.6.

Section 1.7          Parent Matters.

(a)         Parent Certification of Incorporation.  As of the Effective Time, the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, unless the Contributors elect to amend the certificate of incorporation prior to the Closing, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)          Parent Bylaws.  As of the Effective Time, the bylaws of Parent shall be identical to the bylaws of Parent immediately prior to the Effective Time, unless the Contributors elect to amend the bylaws prior to the Closing, until thereafter amended in accordance with their terms and as provided by applicable Law.

(c)          Parent Directors.  Subject to the Parent Stockholder Approval, the parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Board of Directors of Parent immediately prior to the Effective Time) so that, as of immediately after the Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be five (5), and such Board of Directors shall immediately after the Effective Time initially consist of the individuals listed in Schedule 1.7(c) unless otherwise designated by the Contributors prior to the Closing, who shall serve in such capacity in accordance with the terms of the governing documents of Parent following the Closing.

(d)          Parent Officers.  The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers of Parent immediately prior to the Effective Time) so that, as of the Effective Time, the Parent officers shall initially consist of the Persons listed in Schedule 1.7(d), unless otherwise designated by the Contributors prior to the Closing.

Section 1.8          Company Matters.

(a)          Company Articles.  At the Effective Time, the Company Articles immediately prior to the Effective Time shall be the memorandum and articles of association of the Company until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)          Company Directors and Officers.  At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.9          Further Challenger Matters.

(a)       Further Challenger Articles.  At the Effective Time, the memorandum and articles of association of Further Challenger immediately prior to the Effective Time shall be the memorandum and articles of association of Further Challenger until thereafter amended in accordance with its terms and as provided by applicable Law. (b)Further Challenger Directors and Officers.  At the Effective Time, the directors and officers of Further Challenger immediately prior to the Effective Time shall be the directors and officers of Further Challenger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.10         Entity Matters.

(a)          Entity Governing Documents.  At the Effective Time, the governing documents of each Entity immediately prior to the Effective Time shall be the governing documents of each Entity, unless the Contributors elect to amend the governing documents prior to the Closing, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)       Entity Directors and Officers.  The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers and directors of each Entity immediately prior to the Effective Time) so that, as of the Effective Time, each Entity’s officers and directors shall consist of the Persons designated by Parent.

Section 1.11       Withholding Rights.  Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable to the Contributors such amounts that are required to be deducted or withheld therefrom in respect of any U.S. federal, state, or local or non-U.S. tax Law; provided, however, that (i) Parent shall not, absent a change in Law after the date hereof, deduct or withhold from any amount payable to GNI USA in respect of any non-U.S. Tax Law and (ii) Parent shall give notice to the applicable payee before effecting any such Tax withholding, and cooperate with the applicable payee to minimize any required deduction and withholding.  To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Each Contributor represents and warrants to Parent, each on behalf of itself only and not on behalf of the other, as follows:

Section 2.1          Organization, Standing and Power.  The Contributor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 2.2          Capital Stock.

(a)        The authorized share capital of the Company and number of outstanding and issued Company Ordinary Shares is set forth in Section 3.2.

(b)        The maximum number of shares Further Challenger is authorized to issue consists of 50,000 FC Shares.  As of the date hereof, 50,000 FC Shares were issued and outstanding.  All outstanding FC Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  Further Challenger does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, interests having the right to vote) with the shareholders of Further Challenger any matter.  Except as set forth above in this Section 2.2(b), there are no outstanding (A) shares or other voting or equity interests of Further Challenger, (B) securities of Further Challenger convertible into or exchangeable or exercisable for shares of Further Challenger or other voting or equity interests of Further Challenger, (C) profits or revenue-based interests or rights, including beneficial, appreciation, phantom or tracking interests in or rights to the ownership or earnings of Further Challenger or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Further Challenger, or obligations of Further Challenger to issue, any shares of Further Challenger, voting interests, equity interests or securities convertible into or exchangeable or exercisable for shares or other voting interests or equity interests of Further Challenger or rights or interests described in the preceding clause (C), or (E) obligations of Further Challenger to repurchase, redeem or otherwise acquire any such interests or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such interests.  There are no shareholder agreements, voting trusts or other agreements or understandings to which Further Challenger is a party or of which Further Challenger has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any shares or other voting interests or equity interests of Further Challenger.

(c)          Further Challenger does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

Section 2.3          Subsidiaries.

(a)          The Subsidiaries of the Company are set forth in Section 3.3.

(b)          Except for the capital stock of, or other equity or voting interests in, the Company, Further Challenger does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 2.4           Authority.  The Contributor has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Contributor and the consummation by the Contributor of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Contributor and no other proceedings on the part of the Contributor are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Contributor and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 2.5          No Conflict; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement by the Contributor does not, and the consummation of the transactions contemplated hereby and compliance by the Contributor with the provisions hereof will not, conflict with, or result in any violation or breach of, any provision of, or:

(i)          conflict with or violate the organizational documents of the Contributor;

(ii)        conflict with or violate any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”), injunction, decree or order of any Governmental Entity applicable to the Contributor or by which any property or asset of the Contributor is bound or affected; or

(iii)       conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any Person pursuant to, any material contract or material agreement to which the Contributor is a party;

except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Contributor in connection with the execution, delivery and performance of this Agreement by the Contributor or the consummation by the Company of the Transactions and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made would not be material to the Contributor.

Section 2.6          Shares.  The Contributor is the record and beneficial owner of the Company Ordinary Shares or the FC Shares, as applicable, free and clear of any encumbrance (other than restrictions on transfer that may arise under applicable securities Laws).  The Contributor has the right, authority and power to assign and transfer the Company Ordinary Shares or the FC Shares, as applicable, to Parent.

Section 2.7          Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 2.8          Accredited Investor Status.  Prior to the date of this Agreement, the Contributor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

Section 2.9          No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, the Contributor acknowledges and agrees that none of Parent or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Contributor or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Contributor and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Contributor has not relied on any such information or any representation or warranty not set forth in Article IV.

Section 2.10          Exclusivity of Representations and Warranties.  Neither the Contributor nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Contributor of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article II, and the Contributor hereby disclaims any such other representations or warranties.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent as follows (and any references to the Company that are made in Section 3.8 through Section 3.23 (inclusive) shall be deemed to refer to the Company and its Subsidiaries):

Section 3.1          Organization, Standing and Power.

(a)          The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate the Transactions or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company or any of its Subsidiaries operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or International Financial Reporting Standards (the “IFRS”), or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of Parent; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company as compared to other participants in the industries in which the Company operates.

(b)         The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Certificate of Incorporation”) and memorandum and articles of association (the “Company Articles”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Articles.

(c)         The Operating Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)        The Company has previously made available to Parent true and complete copies of the Operating Company’s organizational documents, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Operating Company’s organizational documents.

Section 3.2          Authorized Share Capital.

(a)         The authorized share capital of the Company is $50,000.000 divided into 500,000,000 shares of a nominal or par value of $0.0001 each.  As of the date hereof, 20,903,448 Company Ordinary Shares are issued and outstanding.  All issued and outstanding Company Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  The Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, interests having the right to vote) with the members of the Company on any matter.  Except as set forth above in this Section 3.2(a), there are no outstanding (A) shares or other voting or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of the Company or other voting or equity interests of the Company, (C) profits or revenue-based interests or rights, including beneficial, appreciation, phantom or tracking interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of the Company, voting interests, equity interests or securities convertible into or exchangeable or exercisable for shares or other voting interests or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such interests or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such interests.  There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any shares or other voting interests or equity interests of the Company.

(b)         The Company does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

Section 3.3          Subsidiaries.  Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4       Authority.  The Company has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 3.5          No Conflict; Consents and Approvals.

(a)         The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Articles, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made would not be material to the Company.

Section 3.6          Financial Statements.

(a)         A true and complete copy of the balance sheet of the Operating Company for the nine months ended September 30, 2022 (the “Company Balance Sheet”) is attached hereto as Section 3.6(a) of the Company Disclosure Letter.  The Company Balance Sheet (i) is correct and complete in all material respects and has been prepared in accordance with the books and records of the Operating Company, (ii) has been prepared in accordance with IFRS (except that the Company Balance Sheet may not have notes thereto and other presentation items that may be required by IFRS and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) and (iii) fairly presents, in all material respects, the financial position, of the Operating Company as at the date thereof.

(b)        The Operating Company maintains a system of internal accounting controls consistent with the practices of similarly situated private companies designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Operating Company in conformity with IFRS and to maintain accountability of the Operating Company’s assets, (iii) access to the Operating Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences.  The Operating Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Section 3.7          No Undisclosed Liabilities.

(a)        The Operating Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS, except (a) to the extent accrued or reserved against in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet that are not material to the Operating Company.

(b)         The Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS, except (a) to the extent accrued or reserved against in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet that are not material to the Operating Company.

Section 3.8          Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet: (x) except in connection with execution of this Agreement and the consummation of the transactions contemplated hereby, the Company has conducted its business only in the ordinary course of business consistent with past practice; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (z) the Company has not:

(a)          (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its shares or other equity interests, (ii) purchased, redeemed or otherwise acquired shares or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its shares or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its shares or other equity interests;

(b)       amended or otherwise changed, or authorized or proposed to amend or otherwise change, the Company Certificate of Incorporation or the Company Articles (or similar organizational documents);

(c)          adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)        changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in IFRS or applicable Law, or revalued any of its material assets.

Section 3.9          Litigation.  There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company, its material assets, or any present or former officer, director or employee of the Company in such individual’s capacity as such.  Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions or any of the other transactions contemplated by this Agreement.

Section 3.10          Compliance with Laws.  The Company is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets.  The Company has not received, since the Company’s inception, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, assets or Company Products (as defined below).  The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, nonrenewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 3.11             Health Care Regulatory Matters.

(a)         The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to the Company or any of its products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal or ex-U.S. laws, accreditation standards, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of biological products, kickbacks, patient or program charges, record-keeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services (“Health Care Laws”).  To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)         The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)          All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company or any of its Subsidiaries (“Company Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.  The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)           All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 314.  No clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs.  No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices.  The Company has not identified or received notice of instances or allegations of research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. Part 93) involving research conducted by, or on behalf of the Company, that could compromise or affect the integrity, reliability, completeness, or accuracy of the data collected in such research, or the rights, safety, or welfare of the research subjects.

(e)         All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for biological products at 21 C.F.R. Parts 600 and 610 and all comparable foreign regulatory requirements of any Governmental Entity.

(f)          The Company has not received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws.  All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 3.11 of the Company Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity.

(g)          There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or other Governmental Entity (“Company Safety Notices”), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Company Safety Notice.

(h)         There are no unresolved Company Safety Notices, and to the knowledge the Company, there are no facts that would be reasonably likely to result in a material Company Safety Notice or a termination or suspension of developing and testing of any of the Company Products.

(i)          Neither the Company, nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”).  To the knowledge of the Company, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)         All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)        Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Drug or Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l)          Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold.  Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 3.12         Benefit Plans.

(a)        Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, in each case, whether written or oral, under which any current or former employee, director or consultant of the Company (or any of their dependents) has any present or future right to compensation or benefits or the Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise).  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”  The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan.  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, or summary of material modifications, and (iv) for the most recent year and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)          Neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Section 414(b), (c), (m) or (o)) has, in the past six (6) years, sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)          With respect to the Company Plans:

(i)         each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)         each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii)        there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv)       none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601 et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation;

(v)          each Company Plan is subject exclusively to United States Law; and

(vi)      the execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company to severance pay, unemployment compensation or any other similar termination payment, or any other compensatory payment, including any bonus, retention, retirement or other benefit (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant, or (C) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(d)          Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the and all applicable IRS guidance issued with respect thereto.  There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to reimburse, indemnify or otherwise compensate any person in respect of excise or other Taxes or other liabilities (including interest and penalties) incurred with respect to Section 409A or 4999 of the Code.

Section 3.13          Labor and Employment Matters.

(a)         The Company is and, since the Company’s inception has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, nondiscrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans.  During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b)          No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company and there are no representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority.  There are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, or (ii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement, except, in each case, as would not, individually or in the aggregate, result in the Company incurring a material liability.

(c)          To the knowledge of the Company, no current employee or officer of the Company intends, or is expected, to terminate his or her employment relationship with such entity in connection with or as a result of the transactions contemplated hereby or otherwise within one year of the Closing Date.

(d)        During the preceding three years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.  The Company currently properly classifies and for the past three (3) years has properly classified its employees as exempt or nonexempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company within the past three (3) years should have been properly classified as an employee under applicable Law, in each case, except as would not, individually or in the aggregate, result in the Company incurring a material liability.

(e)         With respect to any current or former employee, officer, consultant or other service provider of the Company, there are no Actions against the Company pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment-related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f)          Since the Company’s inception, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of its respective current or former directors, officers or senior-level management employees in their capacities as such, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors, officers or employees described in clause (i) hereof or any independent contractor.

(g)       The Company is and has at all relevant times been in compliance in all material respects with (i) COVID-19-related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act and any other applicable COVID-19-related leave Law, whether state, local or otherwise.

Section 3.14          Environmental Matters.

(a)          Except as would not be material to the Company, (i) the Company has conducted its businesses in compliance with all, and has not violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; and (iii) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company is in violation of, or liable under, any Environmental Law.

(b)        As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)        As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 3.15         Taxes.

(a)          The Company has (i) filed all income Tax Returns and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all income and other material Taxes that are required to be paid by it, whether or not such Taxes were shown as due on such Tax Returns.

(b)        All material Taxes not yet due and payable by the Company as of the date of the Company Balance Sheet have been, in all material respects, properly accrued in accordance with IFRS on the Company Balance Sheet, and such Company Balance Sheet reflects an adequate reserve (in accordance with IFRS) for all material Taxes accrued but unpaid by the Company through the date of such Company Balance Sheet.  Since the date of the Company Balance Sheet, the Company has not incurred, individually or in the aggregate, any material amount of liability for Taxes outside the ordinary course of business.

(c)         The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired.

(d)          No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing.  No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)         The Company has timely withheld all material amounts of Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)          The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g)         The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement or obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) is not and has not been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has no liability for the Taxes of any Person (other than its Subsidiaries) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than Ordinary Course Agreements) or otherwise by operation of Law; and (iv) is not and has not been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)          No private-letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested in writing, entered into or issued by any taxing authority with respect to the Company which rulings remain in effect.

(i)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open-transaction disposition made on or prior to the Closing Date, or (iv) any deferred intercompany gain or excess-loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(j)          There are no liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of the definition of Permitted Liens.

(k)          The Company has not distributed stock of another Person or has had its shares distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l)          The Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)          No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company has not paid a specific Tax or filed a specific Tax Return that the Company is or may be required to pay such Tax or file such Tax Return by such jurisdiction.

(n)          Neither the Company nor any of its Subsidiaries has elected to be treated as other than a corporation for U.S. federal income tax purposes.

(o)          Neither the Company nor any of its Subsidiaries has taken any action (or agreed to take any action prior to the Closing), nor does it know of any fact or circumstance, in each case, that it knows could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 3.16          Contracts.

(a)          As of the date of this Agreement, there are no Contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S‑K under the Securities Act), with respect to the Company (assuming the Company was subject to the requirements of the Exchange Act), other than those Contracts identified in Section 3.16(a) of the Company Disclosure Letter, which, for the avoidance of doubt, shall exclude any Company Plans (all such contracts, “Material Contracts”).

(b)          (i) Each Material Contract is valid and binding on the Company and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company received any notice of any such material default, event or condition.  The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.17        Insurance.  The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industries and locations in which the Company operates.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 3.18          Properties.  The Company does not own nor has ever owned any real property.  The Company does not lease nor has ever leased any real property.

Section 3.19          Intellectual Property.

(a)       Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications (collectively, “Company Registered IP”), in each case owned by the Company, and a true and complete list of all domain names owned or exclusively licensed by the Company.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (A) all of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued and to the knowledge of the Company, valid and enforceable, (B) no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP and (C) the Company owns exclusively, free and clear of any and all Liens (other than Permitted Liens), all Company Owned IP, including all Intellectual Property created on behalf of the Company by employees or independent contractors.

(b)        Section 3.19(b) of the Company Disclosure Letter accurately identifies (i) all contracts pursuant to which any Company Registered IP are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company contract pursuant to which such Company Registered IP is licensed to the Company and (iii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c)          Section 3.19(c) of the Company Disclosure Letter accurately identifies each Company contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company Registered IP nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit).

(d)        To the knowledge of Company, the Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(e)         The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company, including requiring all Persons having access thereto to execute written nondisclosure agreements or other binding obligations to maintain confidentiality of such information.

(f)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of the Company, since the Company’s inception, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) since the Company’s inception, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the IT Systems.

(h)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company has at all times complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of Personal Information (collectively, “Privacy Laws”) collected, used, or held for use by the Company, (ii) since the Company’s inception, no claims have been asserted or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Privacy Laws and (iv) the Company has taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company against loss and unauthorized access, use, modification, disclosure or other misuse.

(i)         To the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP, to the knowledge of the Company, exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

(j)       The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s rights or obligations under any agreement under which the Company grants to any Person, or any Person grants to the Company, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company.

Section 3.20         State Takeover Statutes.  No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Articles is, or at the Effective Time will be, applicable to this Agreement, the Transactions or any of the other transactions contemplated hereby.

Section 3.21         No Rights Plan.  There is no member rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.22         Related Party Transactions.  Since the Company’s inception through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Affiliates of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company was subject to the requirements of the Exchange Act).

Section 3.23       Certain Payments.  Neither the Company nor, to the knowledge of the Company, any of its respective directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the Parent SEC Documents at least two Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Contributors immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent represents and warrants to the Contributors and the Minority Holders as follows:

Section 4.1          Organization, Standing and Power.

(a)       Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  Parent (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (ii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent to consummate the Transactions or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or generally accepted accounting principles in the United States (“GAAP”), or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Parent at or with the express written consent of the Contributors; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate.

(b)          Parent has previously made available to the Contributors true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of Parent, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each Subsidiary of Parent, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Parent is not in violation of any provision of its Certificate of Incorporation or Bylaws (or comparable organizational documents).  Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve a privilege (including attorney-client privilege), Parent has made available to the Contributors true and complete copies of the minutes of all meetings (including any actions taken by written consent) of Parent’s stockholders, the Parent Board and each committee of the Parent Board held since January 1, 2020.

Section 4.2          Capital Stock.

(a)         The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Convertible Preferred Stock.  As of the close of business on September 30, 2022, 2022 (the “Measurement Date”), (i) 31,490,053 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Convertible Preferred Stock were issued and outstanding, (iv) no shares of Parent Convertible Preferred Stock were held by Parent in its treasury, (v) 21,172,695 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2018 Omnibus Incentive Plan, the Catalyst 2004 Plan Residual, the Catalyst 2015 Stock Incentive Plan and the Targacept 2006 Plan (of which 8,906,711 shares were subject to Parent Options), (vi) 359,545 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2018 Employee Stock Purchase Plan and (vii) no shares of Parent Common Stock were reserved for issuance upon the exercise or conversion of warrants.  Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter.  Except for changes since the close of business on the Measurement Date resulting from the exercise of any options as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or its Subsidiaries or other equity-equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b)          Section 4.2(b) of the Parent Disclosure Letter sets forth a true and complete list of all holders of rights to purchase or receive shares of Parent Common Stock or similar rights (collectively, “Parent Stock Awards”), indicating as applicable, with respect to each Parent Stock Award then outstanding, the type of award, the number of shares of Parent Common Stock subject to such Parent Stock Award, the name of the plan under which such Parent Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Parent Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Transactions and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Transactions.  Each Parent Option was granted with a per share exercise price that is no less than the fair market value of a share of Parent Common Stock on the date such Parent Option was granted and is exempt from the requirements of Section 409A of the Code.  Parent has made available to the Contributors a true and complete copy of the forms of all award agreements evidencing outstanding Parent Stock Awards.

(c)         The shares of Parent Capital Stock to be issued pursuant to the Transactions will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(d)          To the knowledge of Parent as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s knowledge, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.  “Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

Section 4.3          Subsidiaries.  Section 4.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation.  Each of Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4          Authority.

(a)          Parent has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions and the other transactions contemplated hereby, including the issuance of the shares of Parent Capital Stock to the Contributors (the “Parent Capital Stock Issuance”).  The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Transactions and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the Transactions and the other transactions contemplated hereby, subject, in the case of the Parent Stockholder Matters, to the approval by the holders of at least a majority of the outstanding shares of Parent Common Stock in accordance with the requirements of applicable Law and Nasdaq rules and regulations (the “Parent Stockholder Approval”).  This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Contributors and the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)          The Parent Board, at a meeting duly called and held at which all directors of Parent were present, unanimously and duly adopted resolutions (i) determining that the terms of this Agreement, the Transactions, the CVR Agreement and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Transactions, and by the CVR Agreement, and (iii) resolving to recommend that Parent stockholders approve the Parent Stockholder Matters, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)          The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent Capital Stock or other securities required in connection with the consummation of the Transactions and the other transactions contemplated hereby, and by the CVR Agreement, including the Parent Stockholder Matters.  Other than the Parent Stockholder Approval, no vote of the holders of any class or series of the Parent’s Capital Stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 4.5          No Conflict; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement by Parent does not, and the consummation of the Transactions and the other transactions contemplated hereby and compliance by Parent with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent, (ii) any material Contract to which Parent is a party by which Parent or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.5, any material Law or any rule or regulation of Nasdaq applicable to Parent or by which Parent or any of its properties or assets may be bound, except as, in the case of clause (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the Transactions and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made would not be material to Parent.

(c)          The Parent Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement.  No other state takeover statute or similar Law applies or purports to apply to the Transactions, this Agreement or any of the other transactions contemplated by this Agreement.

Section 4.6          SEC Reports; Financial Statements.

(a)        Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiary, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.  Since January 1, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)         Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10‑K or Form 10‑Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)       Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a‑15(f) and 15d‑15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.  A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee is set forth as Section 4.6(d) of Parent Disclosure Letter.

(e)        Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of the Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f)          As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents.  To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)        Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special-purpose or limited-purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(h)         Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(i)          No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(j)          Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

(k)          Parent is, and since its first date of listing on Nasdaq has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

Section 4.7          No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2021 included in the Annual Report on Form 10‑K filed by Parent with the SEC on March 31, 2022 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021 that are not material to Parent and its Subsidiaries, taken as a whole.  Parent has not applied for or received any funds or incurred any indebtedness pursuant to the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020 or any other economic relief or stimulus legislation or program, or otherwise received any funds or incurred any indebtedness from any Governmental Entity.

Section 4.8          Absence of Certain Changes or Events.  Since December 31, 2021, except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (x) Parent and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (z) neither Parent nor any of its Subsidiaries have:

(a)          (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of Parent to its parent, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or its Subsidiary or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)        amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c)          adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)          changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 4.9          Litigation.  There is no Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek material injunctive or other nonmonetary relief.  Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions or any of the other transactions contemplated by this Agreement.

Section 4.10        Compliance with Laws.  Parent and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets.  None of Parent or any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties, assets or Parent Products (as defined below).  Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, nonrenewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, nonrenewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.11          Health Care Regulatory Matters.

(a)        Parent and, to the knowledge of Parent, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all Health Care Laws to the extent applicable to Parent or any of its products or activities.  To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)          Parent is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)         All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by Parent or any of its Subsidiaries (“Parent Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.  Parent does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)         All preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 314.  No clinical trial conducted by or on behalf of Parent has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs.  No clinical trial conducted by or on behalf of the Parent has been terminated or suspended prior to completion, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices.  The Parent has not identified or received notice of instances or allegations of research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. Part 93) involving research conducted by, or on behalf of the Parent, that could compromise or affect the integrity, reliability, completeness or accuracy of the data collected in such research, or the rights, safety or welfare of the research subjects.

(e)          All manufacturing operations conducted by or, to the knowledge of Parent, for the benefit of Parent have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations at 21 C.F.R. Parts 210-211 and Parts 600 and 610 and FDA’s Quality System (QS) regulations at 21 C.F.R. Part 820, and all comparable foreign regulatory requirements of any Governmental Entity.

(f)          Parent has not received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws.  All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 4.11(f) of the Parent Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity.

(g)          There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Parent Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Parent Products, or any adverse experiences relating to the Parent Products that have been reported to FDA or other Governmental Entity (“Parent Safety Notices”), and, to the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to a Parent Safety Notice.  All Parent Safety Notices listed in Section 4.11(g) of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h)          There are no unresolved Parent Safety Notices, and to the knowledge Parent, there are no facts that would be reasonably likely to result in a material Parent Safety Notice or a termination or suspension of developing and testing of any of the Parent Products.

(i)         Neither Parent, nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy.  To the knowledge of Parent, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)         All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Parent have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)         Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Drug or Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Parent Products are sold or intended to be sold.

(l)          Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold.  Neither Parent nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.12          Benefit Plans.

(a)         Section 4.12(a) of the Parent Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, in each case, whether written or oral, legally binding or not, under which any current or former employee, director or consultant of Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Parent or any of its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise).  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans.”  Parent has provided or made available to the Contributors a current, accurate and complete copy of each Parent Plan, or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan.  With respect to each Parent Plan, Parent has furnished or made available to the Contributors a current, accurate and complete copy of, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description or summary of material modifications, and (iv) for the most recent year and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)          Neither Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Section 414(b), (c), (m) or (o)) has, in the past six (6) years, sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)          With respect to the Parent Plans:

(i)         each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)       each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii)        there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits);

(iv)       none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Parent, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v)         each Parent Plan is subject exclusively to United States Law; and

(vi)       the execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Parent or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or any other compensatory payment, including any bonus, retention, retirement or other benefit, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant, or (C) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(d)          Each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) materially complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto.  There is no agreement, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of any excise or other Taxes or other liabilities (including interest and penalties) incurred with respect to Section 409A or 4999 of the Code.

Section 4.13          Labor and Employment Matters.

(a)         Parent and its Subsidiaries are and since January 1, 2020 have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans.  During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(b)          No employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of Parent, since January 1, 2020, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries, and there are no representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority.  There are no (i) material unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, or (ii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.  Neither the consent or consultation of, nor the formal rendering of advice by, any labor union, labor organization or similar employee group is required for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

(c)         To the knowledge of Parent, no current key employee or officer of Parent or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity in connection with or as a result of the transactions contemplated hereby or otherwise within one year of the Closing Date.

(d)          During the preceding three years, (i) neither Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.  The Parent and its Subsidiaries currently properly classify and for the past three (3) years have properly classified its and their employees as exempt or nonexempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by Parent or any Subsidiary within the past three (3) years should have been properly classified as an employee under applicable Law, in each case, except as would not, individually or in the aggregate, result in Parent incurring a material liability.

(e)         With respect to any current or former employee, officer, consultant or other service provider of Parent, there are no Actions against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability.

(f)          Since January 1, 2020, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective current or former directors, officers or senior-level management employees in their capacities as such, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors, officers or employees described in clause (i) hereof or any independent contractor.

(g)         Parent and its Subsidiaries are and have at all relevant times been in compliance in all material respects with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act and any other applicable COVID-19-related leave Law, whether state, local or otherwise.

Section 4.14        Environmental Matters.  Except as would not be material to the Parent, (i) Parent and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; and (vi) neither Parent, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 4.15         Taxes.

(a)          Parent and each of its Subsidiaries have (i) filed all income Tax Returns and other material Tax Returns required to be filed by or on behalf of themselves (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all income and other material Taxes that are required to be paid by it, whether or not such Taxes were shown as due on such Tax Returns.

(b)          All material Taxes not yet due and payable by Parent or any of its Subsidiaries as of the date of the Parent Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent and each of its Subsidiaries through the date of such financial statements.  Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business.

(c)          Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired.

(d)          No material Tax Actions with respect to Taxes or any Tax Return of Parent or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing.  No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)        Parent and each of its Subsidiaries have timely withheld all material amounts of Taxes required to have been withheld from payments made (or deemed made) to their employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)       Neither Parent nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g)         Neither Parent nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is or has ever been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than Ordinary Course Agreements), or otherwise by operation of Law; and (iv) is or has ever been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)          No private-letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested in writing, entered into or issued by any taxing authority with respect to Parent or any of its Subsidiaries which rulings remain in effect.

(i)          Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open-transaction disposition made on or prior to the Closing Date, or (iv) any deferred intercompany gain or excess-loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(j)          There are no liens for Taxes upon any of the assets of Parent or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(k)        Neither Parent nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l)        Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)        No material claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not currently file or has not filed a Tax Return that Parent or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(n)         To Parent’s knowledge, neither Parent nor any of its Subsidiaries has been, is, and immediately prior to the Effective Time will be, treated as an “investment company” within the meanings of Section 351(e) of the Code.

(o)         Neither Parent nor any of its Subsidiaries has taken any action (or agreed to take any action prior to the Closing), nor does it know of any fact or circumstance, in each case, that it knows could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(p)          Section 4.15(p) of the Parent Disclosure Letter sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes.  Neither Parent nor any of its Subsidiaries has made an election to change its federal and state income tax classification from such classification.

Section 4.16          Contracts.

(a)          Except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, excluding, however, any Company Plans) (all such Contracts “Parent Material Contracts”).

(b)         (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent and each of its Subsidiaries, and, to the knowledge of Parent, each other party thereto, have performed all material obligations required to be performed by themselves under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such material default, event or condition.  Parent has made available to the Contributors true and complete copies of all Parent Material Contracts, including all amendments thereto.

Section 4.17        Insurance.  Each of Parent and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates.  Section 4.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.  The transactions contemplated in this Agreement are not deemed to be a change of control under the Parent’s existing directors’ and officers’ liability insurance policy.

Section 4.18          Properties.

(a)          Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Parent as currently conducted (“Permitted Liens”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)          Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)          Section 4.18(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property owned by Parent or any of its Subsidiaries and (ii) all real property leased for the benefit of Parent or any of its Subsidiaries.

(d)          This Section 4.18 does not relate to Intellectual Property, which is the subject of Section 4.19.

Section 4.19          Intellectual Property.

(a)         Section 4.19(a) of the Parent Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications (collectively, “Parent Registered IP”), in each case owned by the Parent and its Subsidiaries, and a true and complete list of all domain names owned or exclusively licensed by Parent and its Subsidiaries.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (A) all of the Parent Registered IP is subsisting and, in the case of any Parent Registered IP that is registered or issued and to the knowledge of Parent, valid and enforceable, (B) no Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Parent, no such action is threatened with respect to any of the Parent Registered IP and (C) Parent or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens), all Parent Owned IP, including all Intellectual Property created on behalf of Parent or its Subsidiaries by employees or independent contractors.

(b)         Section 4.19(b) of the Parent Disclosure Letter accurately identifies (i) all contracts pursuant to which any Parent Registered IP is licensed to Parent or its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and any of its Subsidiaries and their employees in Parent’s standard form thereof), (ii) the corresponding Parent Contract pursuant to which such Parent Registered IP is licensed to Parent or any of its Subsidiaries and (iii) whether the license or licenses granted to Parent or its Subsidiaries are exclusive or nonexclusive.

(c)         Section 4.19(c) of the Parent Disclosure Letter accurately identifies each Parent contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent Registered IP nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Parent’s benefit).

(d)          Parent and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Parent or its Subsidiaries, including requiring all Persons having access thereto to execute written nondisclosure agreements or other binding obligations to maintain confidentiality of such information.

(e)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither Parent nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting in any material respect any Parent Registered IP.

(f)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Parent and its Subsidiaries (the “Parent IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of Parent, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, or security breaches (including any unauthorized access to any personally identifiable information) affecting the Parent IT Systems.

(g)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, Parent and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Laws, (ii) during the past two (2) years, no claims have been asserted or, to the knowledge of Parent, threatened in writing against Parent alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Privacy Laws and (iv) Parent and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by Parent or its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(h)          To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP, to the knowledge of Parent, exclusively licensed to Parent, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Intellectual Property.

(i)          The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Parent’s or any Subsidiaries’ rights or obligations under any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent or any of its Subsidiaries.

Section 4.20     Related Party Transactions.  Since January 1, 2021 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent, on the other hand (other than Parent’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 4.21       Certain Payments.  Neither Parent nor any of its Subsidiaries (nor, to the knowledge of the Parent, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.22        Brokers.  No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.  Parent has furnished to Company a true and complete copy of any Contract between the Parent and Raymond James & Associates, Inc. pursuant to which Raymond James & Associates, Inc. could be entitled to any payment from the Parent relating to the transactions contemplated hereby.

Section 4.23        State Takeover Statutes.  No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the Effective Time will be, applicable to this Agreement, the Transactions, the Parent Capital Stock Issuance, or any of the other transactions contemplated hereby.

Section 4.24       No Other Representations or Warranties.  Except for the representations and warranties contained in Article II and Article III, Parent acknowledges and agrees that none of the Contributors, the Company or any other Person on behalf of the Contributors or the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Contributors, the Company or any other Person on behalf of the Contributors, the Company or any of its Subsidiaries makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent or any of its Subsidiaries or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent or any of its Subsidiaries or Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and Parent has not relied on any such information or any representation or warranty not set forth in Article III.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MINORITY HOLDERS

Each Minority Holder represents and warrants to Parent, each on behalf of itself only and not on behalf of another Minority Holder, as follows:

Section 5.1         Authority.  Minority Holder has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Minority Holder and the consummation by Minority Holder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Minority Holder and no other proceedings on the part of Minority Holder are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Minority Holder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Minority Holder, enforceable against Minority Holder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.2          No Conflict; Consents and Approvals.

(a)      The execution, delivery and performance of this Agreement by Minority Holder does not, and the consummation of the transactions contemplated hereby and compliance by Minority Holder with the provisions hereof will not, conflict with, or result in any violation or breach of, any provision of, or:

(i)          conflict with or violate the organizational documents of the Minority Holder (if and as applicable) or his or her Entity;

(ii)          conflict with or violate any federal, state, local or foreign Law, injunction, decree or order of any Governmental Entity applicable to Minority Holder or his or her respective Entity or by which any property or asset of Minority Holder or his or her respective Entity is bound or affected, or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any Person pursuant to, any material contract or material agreement to which his or her respective Entity is a party.

(b)          No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Minority Holder in connection with the execution, delivery and performance of this Agreement by Minority Holder or the consummation by the respective Entity of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made would not be material to Minority Holder.

Section 5.3          Shares.  Minority Holder is the recorded and beneficial owner of the Entity Shares, free and clear of any encumbrance (other than restrictions on transfer that may arise under applicable securities Laws).  Minority Holder has the right, authority and power to assign and transfer his or her Entity Shares to Parent.

Section 5.4          Accredited Investor Status.  Prior to the date of this Agreement, Minority Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

Section 5.5          Entity Representations and Warranties.  Each Minority Holder represents and warrants to Parent on behalf of his or her respective Entity and not on behalf of any other Entity as follows:

(a)          Organization, Standing and Power.  Such Entity is an entity duly organized, incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  Such Entity is not in violation of any provision of its organizational documents.  The Minority Holder has previously made available to Parent true and complete copies of such Entity’s organizational documents, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(b)          Capital Stock.  The maximum number of shares such Entity is authorized to issue and the shares issued and outstanding for such Entity is set forth on Annex A hereto.  All outstanding Entity Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  Such Entity does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, interests having the right to vote) with the shareholders of such Entity on any matter.  Except as set forth above on Annex A hereto, there are no outstanding (A) shares or other voting or equity interests of such Entity, (B) securities of such Entity convertible into or exchangeable or exercisable for shares of such Entity or other voting or equity interests of such Entity, (C) profits or revenue-based interests or rights, including beneficial, appreciation, phantom or tracking interests in or rights to the ownership or earnings of such Entity or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from such Entity, or obligations of such Entity to issue, any shares of such Entity, voting interests, equity interests or securities convertible into or exchangeable or exercisable for shares or other voting interests or equity interests of such Entity or rights or interests described in the preceding clause (C), or (E) obligations of such Entity to repurchase, redeem or otherwise acquire any such interests or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such interests.  There are no shareholder agreements, voting trusts or other agreements or understandings to which such Entity is a party or of which such Entity has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any shares or other voting interests or equity interests of such Entity.  Such Entity does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

(c)          Subsidiaries.  Except for the capital stock of, or other equity or voting interests in, the Operating Company, such Entity does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(d)          Taxes.  None of the Company, its Subsidiaries or the Entities will recognize any income or other Tax liability for non-U.S. tax purposes with respect to the Transactions.

Section 5.6       No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, Minority Holder acknowledges and agrees that none of Parent or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent makes any representation or warranty with respect to any projections or forecasts delivered or made available to Minority Holder or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to Minority Holder and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and Minority Holder has not relied on any such information or any representation or warranty not set forth in Article IV.

Section 5.7       Exclusivity of Representations and Warranties.  Neither Minority Holder nor any of its Affiliates or Representatives is making any representation or warranty on behalf of Minority Holder or his or her respective Entity of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article V, and Minority Holder hereby disclaims any such other representations or warranties.

ARTICLE VI
COVENANTS

Section 6.1          Conduct of Business.

(a)          During the period from the date of this Agreement to the Effective Time, except as may be required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business in all material respects consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and, except (x) as set forth in Section 6.1(a) of the Parent Disclosure Letter, (y) as consented to in writing in advance by the Contributors, or (z) as otherwise specifically required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to materially impede or delay the consummation of the Transactions and the other transactions contemplated hereby.  In clarification of the foregoing, without the consent in writing in advance by the Contributors (such consent not to unreasonably withheld, delayed, or conditioned), Parent shall not, and shall not permit each of its Subsidiaries to:

(i)         (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of Parent to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Parent or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii)        issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, or grant any Person any right to acquire any shares of its capital stock;

(iii)      amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

(iv)       acquire (A) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, or (B) any assets;

(v)       sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein;

(vi)     adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)      (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other Person;

(viii)      incur or commit to incur any material new capital expenditure or authorization or commitment with respect thereto;

(ix)        enter into, materially amend or terminate any Material Contract;

(x)       commence any Action (other than an Action as a result of an Action commenced against Parent or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby);

(xi)        implement or adopt any change to its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(xii)       settle or compromise any liability for Taxes; file any amended Tax Return or claim for Tax refund; make (outside of the ordinary course of business and other than on a basis consistent with past practice), revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice, unless required by applicable Law; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes  (other than an extension for the filing of a Tax Return in the ordinary course of business); grant any power of attorney with respect to Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any method of accounting for Tax purposes;

(xiii)      except to the extent required by applicable Law (including Section 409(A) of the Code), any arrangement in effect as of the date hereof, or as consistent with past practice, (A) increase the compensation or benefits of any director or executive officer of Parent, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not increase the cost to Parent or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit or its employees or directors or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

(xiv)      hire employees;

(xv)      terminate any employees of Parent or its Subsidiaries or otherwise cause any employees of Parent or its Subsidiaries to resign, in each case other than for cause or poor performance (documented in accordance with Parent’s past practices);

(xvi)      pay, discharge or satisfy any claim or liability, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against on the Parent Balance Sheet or subsequently incurred in the ordinary course of business;

(xvii)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand;

(xviii)    fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Parent and its Subsidiaries as currently in effect;

(xix)      permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of Parent or any of its Subsidiaries;

(xx)       renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit the operations of Parent or any of its Subsidiaries;

(xxi)      enter into any new line of business outside of its existing business;

(xxii)     enter into any new lease or amend the terms of any existing lease of real property;

(xxiii)    take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Transactions set forth in Article VII not being satisfied; or

(xxiv)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)        During the period from the date of this Agreement to the Effective Time, except as may be required by applicable Law, each Contributors shall, and shall cause each of its respective Subsidiaries (which, for the avoidance of the doubt, includes the Company and the Operating Company) to, carry on its business in the ordinary course of business in all material respects consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and, except (w) as set forth in Section 6.1(b) of the Company Disclosure Letter, (x) as consented to in writing in advance by the Parent, (y) as would not reasonably be expected to result in any of the conditions to the Transactions set forth in Article VII not being satisfied, or (z) as otherwise specifically required by this Agreement, the Contributors shall not, and shall not permit any of their Subsidiaries to, take any action that would reasonably be expected to materially impede or delay the consummation of the Transactions and the other transactions contemplated hereby.  In clarification of the foregoing, without the consent in writing in advance by the Parent (such consent not to unreasonably withheld, delayed, or conditioned), each Contributor and Minority Holder shall not, and shall not permit each of its Subsidiaries to engage in any of the following actions to the extent such action could reasonably be expected to result in any of the conditions to the Transactions set forth in Article VII not being satisfied:

(i)          (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of the Contributor to its holders, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, except in each case as contemplated by Section 6.17;

(ii)        issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, or grant any Person any right to acquire any shares of its capital stock;

(iii)       amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

(iv)       acquire (A) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, or (B) any assets, except in each case as contemplated by Section 6.17;

(v)        sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein;

(vi)     adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)       enter into any new line of business outside of its existing business; or

(viii)      authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 6.2          No Solicitation; Recommendation of the Transactions.

(a)        Parent shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of Parent or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing.  Notwithstanding the foregoing, (i) nothing in this Section 6.2 shall preclude the Parent, its Subsidiaries, and their respective Representatives from actively taking any and all actions in the preceding sentence (or otherwise prohibited under this Section 6.2) with respect to the sale or license of the Parent’s legacy assets, technology, and Intellectual Property (including the Parent’s bleeding disorder product candidates) in existence as of the date of this Agreement (such permitted transaction, a “Parent Legacy Proposal”), and (ii) each Contributor acknowledges and agrees that (A) a Parent Legacy Proposal shall not be deemed to be an Acquisition Proposal, and (B) any and all actions taken by the Parent, its Subsidiaries, and their respective Representatives with respect to a Parent Legacy Proposal shall not be deemed to be a breach of this Section 6.2 or any other provisions of this Agreement, and therefore, the Contributors shall not be entitled to terminate this Agreement or to payment of the Termination Fee as a result of any such actions taken.

(b)        Parent shall, and shall cause each of its Subsidiaries and the Representatives of Parent and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that Parent shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Parent Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Parent Board in compliance with this Section 6.2 and (II) would constitute a breach of its fiduciary duties to the stockholders of Parent under applicable Law).

(c)         Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (1) Parent receives a written Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.2, (3) the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Parent Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the stockholders of Parent under applicable Law, then Parent may (x) furnish information with respect to Parent and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Parent than, those set forth in the Confidentiality Agreements (including any standstill agreement contained therein)  (an “Acceptable Confidentiality Agreement”); provided, that (I) Parent shall provide the Contributors a non-redacted copy of each confidentiality agreement Parent has executed in accordance with this Section 6.2 and (II) that any non-public information provided to any such Person shall have been previously provided to the Contributors or shall be provided to the Contributors prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(d)          Neither the Parent Board nor any committee thereof shall:

(i)         (A) withdraw (or modify or qualify in any manner adverse to the Contributors) the recommendation or declaration of advisability by the Parent Board or any such committee of this Agreement, the Transactions, the Parent Stockholder Matters or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Parent stockholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.2(d)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)      cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

(e)        Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board may, if the Parent Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of Parent under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Contributors pursuant to this Section 6.2, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 6.2, cause Parent to terminate this Agreement in accordance with Section 8.1(c)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that Parent may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 8.1(d)(ii) unless: (A) Parent notifies the Contributors in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Parent and a new five Business Day period); and (B) if the Contributors make a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Contributors, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would result in a breach of its fiduciary duties to the stockholders of Parent under applicable Law; provided further, that the Parent Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(1) Parent provides the Contributors with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2) Parent keeps the Contributors reasonably informed of developments with respect to such Intervening Event;

(3) Parent notifies the Contributors in writing at least five Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if the Contributors make a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Contributors, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would result in a breach of its fiduciary obligations to the stockholders of Parent under applicable Law.

During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, Parent shall, and shall cause its financial and legal advisors to, negotiate with the Contributors in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Contributors.  Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 8.3(b), if applicable).

(f)        In addition to the obligations of Parent set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d), Parent promptly (and in any event within 24 hours of receipt) shall advise the Contributors in writing in the event Parent or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person.  Parent shall keep the Contributors informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting any of the foregoing, Parent shall promptly (and in any event within 24 hours) notify the Contributors orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 6.2 and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.  Parent shall provide the Contributors with at least 24 hours prior notice (or such shorter notice as may be provided to the Parent Board) of a meeting of the Parent Board at which the Parent Board is reasonably expected to consider an Acquisition Proposal.

(g)         Parent shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Parent’s ability to comply with any of the terms of this Section 6.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(h)       Parent shall not take any action to exempt any Person (other than the Contributors and its respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(d).

(i)          Nothing contained in this Section 6.2 shall prohibit Parent from taking and disclosing a position contemplated by Rule 14e‑2(a), Rule 14d‑9 or Item 1012(a) of Regulation M‑A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d‑9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(d)) unless the Parent Board expressly reaffirms its recommendation to Parent’s stockholders in favor of the approval of this Agreement and the Transactions in such disclosure and expressly rejects any applicable Acquisition Proposal.

(j)          For purposes of this Agreement:

(i)        “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) assets or businesses of Parent and its Subsidiaries that generate 15% or more of the net revenues or net income (for the 12‑month period ending on the last day of Parent’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 10% or more of any class of capital stock, other equity securities or voting power of Parent, any of its Subsidiaries or any resulting parent company of Parent, in each case other than the Transactions and other transactions contemplated by this Agreement.

(ii)        “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (A) more favorable to the stockholders of Parent from a financial point of view than the Transactions and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Contributors in response to such proposal)  and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

(iii)       “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Parent Board prior to the receipt of the Parent Stockholder Approval that does not relate to (A) an Acquisition Proposal, (B) the Company or its Subsidiaries (including any Company Material Adverse Effect), (C) any actions taken pursuant to this Agreement or (D) any changes in the price of Parent Common Stock.

Section 6.3          Preparation of Form S‑4 and Proxy Statement; Stockholders’ Meeting.

(a)        As promptly as practicable after the date of this Agreement, Parent shall file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the special meeting of Parent’s stockholders (the “Parent Stockholders Meeting”) to be held to consider the Parent Stockholder Matters; provided, that is it understood and agreed that the Contributors shall prepare the initial draft of the Proxy Statement.

(b)        Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) with regard to the information provided in the Proxy Statement by Parent, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)        As promptly as practicable following the date of this Agreement, Parent shall file with the SEC a registration statement on Form S‑4 (as amended or supplemented from time to time, the “Form S‑4”), in which the Proxy Statement will be part of the prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Transactions; provided, that is it understood and agreed that the Contributors shall prepare the initial draft of the Form S-4.  The Contributors covenant and agree that all information concerning the Contributors, the Company and Further Challenger furnished by the Contributors, and the Minority Holders covenant and agree, individually and not with respect to each other, that all information concerning the Minority Holders and the Entities, and included in the Proxy Statement and Form S-4 will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Parent shall use its reasonable best efforts to have the Form S‑4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing and to keep the Form S‑4 effective as long as is necessary to consummate the Transactions and the other transactions contemplated hereby.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Transactions and the Contributors shall furnish all information concerning Contributors as may be reasonably requested in connection with any such action.  Parent shall use its reasonable best efforts to respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement and the Form S-4; provided, that any comments or request of the SEC or its staff which relate to disclosures contained in the Form S-4 or Proxy Statement and which were provided by the Minority Holders or the Contributors will be promptly addressed by the Contributors.

(d)        Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Form S‑4 is declared effective by the SEC under the Securities Act.  No filing of, or amendment or supplement to, the Form S‑4 or the Proxy Statement will be made by Parent, without providing the Contributors a reasonable opportunity to review and comment thereon and without the Contributors’ prior approval (which shall not be unreasonably withheld, conditioned, or delayed).  Parent will advise the Contributors promptly after it receives oral or written notice thereof of the time when the Form S‑4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Transactions for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S‑4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.  If at any time prior to the Effective Time any information relating to the Contributors, the Minority Holders or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S‑4 or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Parent; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(e)          As promptly as practicable after the Form S‑4 is declared effective under the Securities Act, Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting to consider and vote to approve the Parent Stockholder Matters pursuant to the terms of this Agreement (and such Parent Stockholders Meeting shall in any event be no later than 45 calendar days after the Form S-4 is declared effective).  Parent may postpone or adjourn the Parent Stockholders Meeting solely (i) with the consent of the Contributors; (ii) (A) due to the absence of a quorum or (B) if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting; provided, that the Parent may not postpone or adjourn the Parent Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section.  Notwithstanding the foregoing, Parent shall, at the request of Contributors, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Contributors for the absence of a quorum or if the Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval; provided, that the Parent shall not be required to adjourn the Parent Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days.  Parent, through the Parent Board, shall (i) recommend to its stockholders that they vote to approve the Parent Stockholder Matters, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by the Contributors.  Without limiting the generality of the foregoing, Parent agrees that (x) Parent shall use its reasonable best efforts to solicit proxies to obtain the Parent Stockholder Approval and (y) its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Acquisition Proposal.

Section 6.4          Access to Information; Confidentiality.

(a)          Parent shall, and shall cause each of its Subsidiaries to, afford to the Contributors and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the Contributors:  (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Contributors may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require Parent to disclose any information to the extent such disclosure would contravene applicable Law.  All such information shall be held confidential in accordance with the terms of the Confidentiality Agreements between Parent and GNI Group and between Parent and the Operating Company, in each case dated as of October 7, 2022 (the “Confidentiality Agreements”).  No investigation pursuant to this Section 6.4 or information provided, made available or delivered to the Contributors pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b)        Each Contributor shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to such information, properties and personnel regarding the Contributor and its Subsidiaries as shall be reasonably necessary for Parent to fulfill its obligations pursuant to this Agreement or to confirm that the representations and warranties of the Contributor contained herein are true and correct and that the covenants of the Contributor contained herein have been performed in all material respects; provided, however, that the foregoing shall not require the Contributor to disclose any information to the extent such disclosure would contravene applicable Law.  All such information shall be held confidential in accordance with the terms of the Confidentiality Agreements.  No investigation pursuant to this Section 6.4(b) or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.5          Regulatory Approvals; Consents.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither party shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other party.  Notwithstanding anything to the contrary in this Agreement, the Contributors have the sole right to control and direct all antitrust strategy in connection with review of the transactions contemplated by this Agreement by any Governmental Entity, or any litigation by, or negotiations with, any antitrust authority or other Person relating to the transaction under the HSR Act or any other antitrust law and will take the lead in all meetings, discussions, and communications with any Governmental Entity relating to obtaining antitrust approval from the transactions contemplated by this Agreement provided that the Contributors will consult with and consider in good faith the comments of Parent in connection with any filing, communication, defense, litigation, negotiation, or strategy.  Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, Parent and the Contributors shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Contributors, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby.  In exercising the foregoing rights, each of Parent and the Contributors shall act reasonably and as promptly as practicable.  Subject to applicable Law and the instructions of any Governmental Entity, the Contributors and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Contributors or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.

(b)       Notwithstanding any other provision of this Agreement to the contrary, in no event shall either Contributor or any of their Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of the Contributor or any of its Affiliates or, assuming the consummation of the Transactions, the Company or Further Challenger or any of their respective Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, (iii) enter into any agreement that in any way limits the ownership or operation of any business of the Contributors or any of their respective Affiliates, or (iv) agree to obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify the Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement).

Section 6.6          Takeover Laws.  Each of the Contributors and Parent and their respective boards of directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Transactions or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Transactions or any of the other transactions contemplated hereby, take all action necessary to ensure that the Transactions and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law with respect to this Agreement, the Transactions and the other transactions contemplated hereby.

Section 6.7          Notification of Certain Matters.  The Contributors and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or the other transactions contemplated hereby, and (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice shall not constitute a failure of a condition to the Transactions set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 6.8          Indemnification, Exculpation and Insurance.

(a)          From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent, the Company or Further Challenger, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL.  Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent or the Company, as the case may be, jointly and severally, upon receipt by Parent or the Company, as the case may be, from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent or the Company, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)          The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. To the extent permitted by applicable Law, the memorandum and articles of association of the Company shall contain, and Parent shall cause the memorandum and articles of association of the Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c)          From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, (i) the Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under its respective memorandum and articles of association and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s certificate of incorporation and bylaws and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)         From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall maintain the directors’ and officers’ liability insurance tail policies, which tail policies shall be purchased by the Parent prior to the Closing in favor of each director or officer of Parent, with an effective date as of the Closing Date, and the cost of such tail policies shall be an expense borne by the Parent prior to the Closing under this Agreement.

(e)          In the event Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation, company, or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.8. Parent shall cause the Company to perform all of its respective obligations under this Section 6.8.

Section 6.9          Stock Exchange Listing.  Parent shall use its reasonable best efforts to (a) remain listed as a public company on Nasdaq and (b) cause the shares of Parent Common Stock to be issued in the Transactions, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Transactions, to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.  In the event that Parent receives a second notice of delisting from Nasdaq due to failure to comply with Nasdaq’s $1.00 minimum closing bid price requirement, Parent and the Contributors shall each use their respective best efforts to take actions to regain compliance with such requirement, including effecting a reverse stock split and seeking the requisite stockholder approval.

Section 6.10       Stockholder Litigation.  Parent shall give the Contributors the opportunity to participate in the defense and settlement of any stockholder litigation against Parent and/or its officers or directors relating to the Transactions or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement.  Parent shall not enter into any settlement agreement in respect of any stockholder litigation against Parent and/or its directors or officers relating to the Transactions or any of the other transactions contemplated hereby without the prior written consent of each of the Contributors (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.11         Certain Tax Matters.

(a)          Each of Parent and the Contributors will (and will each cause its respective Affiliates to) (i) use commercially reasonable efforts to cause the Transactions to qualify for the Intended Tax Treatment and (ii) not take any action or fail to take any action required hereby (or reasonably requested by GNI USA) that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.  Parent and Contributors shall not file (or cause their Affiliates, including the Contributors, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Transactions as qualifying for the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a change in Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code.

(b)          All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value-added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of (i) the GNI USA Contribution shall be borne and paid by GNI USA and (ii) the Minority Holder Contribution shall be borne and paid by the Minority Holders.  Unless otherwise required by applicable law, Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Contributors shall reasonably cooperate with respect thereto as necessary).

Section 6.12        Dividends.  Except as provided in this Agreement with respect to the CVR, the Parent shall not any dividends in respect of Parent Common Stock and the record dates and payment dates relating thereto.

Section 6.13         Public Announcements.

(a)         As promptly as practicable following the date of this Agreement (and in any event within four (4) Business Days thereafter), Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties shall issue a mutually agreeable press release announcing the execution of this Agreement.  Parent shall provide the Contributors with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b)        At least five (5) days prior to the Closing, the Contributors shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”).  The Contributors shall provide Parent with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall incorporate any such comments.  Prior to the Closing, the Contributors shall prepare a press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”).  The Contributors shall provide Parent with a reasonable opportunity to review and comment on the Closing Press Release prior to its filing and shall consider such comments in good faith.  Concurrently with or promptly following with the Closing, Parent shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

Section 6.14        Section 16 Matters.  Prior to the Effective Time, each of Parent and the Contributors shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 6.15        LTIP.  Prior to the Closing Date, upon request by the Contributors, Parent shall approve and, subject to the Parent Stockholder Approvals, adopt, an increase to the number of shares reserved under the Catalyst Biosciences, Inc. 2018 Omnibus Incentive Plan to be effective upon and following the Closing (the “LTIP”).

Section 6.16         Parent Deliverables.

(a)         Two Business Days prior to the Closing, Parent will deliver to the Contributors a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Net Cash, including each component thereof as of the close of business on the last Business Day prior to the Closing Date prepared and certified by Parent’s principal financial or accounting officer.  Parent shall make available to the Contributors, as requested by the Contributors, the work papers and back-up materials used or useful in preparing the Net Cash Schedule.

(b)         Two Business Days prior to the Closing, Parent will deliver to the Contributors a good faith estimate of the costs (the “Interim Operating Amount”) to manage, negotiate, settle and finalize the Claims (as defined in the CVR Agreement).  Following the Closing, the Contributors acknowledge and agree that (i) the Special Committee (as defined in the CVR Agreement) will manage, negotiate, settle, and finalize the Claims, and (ii) Parent will pay any related fees and expenses up to the Interim Operating Amount until such amount has been exhausted, in each case, as such performance and obligations are governed exclusively by the terms and conditions of the CVR Agreement.

Section 6.17         Contributions to GNI USA.

(a)          Company Ordinary Shares.  Prior to the Closing, each of GNI Group and GNI HK shall contribute all of its Company Ordinary Shares to GNI USA, such that immediately prior to the Closing, GNI USA shall hold 72.22% of the Company Ordinary Shares.

(b)        Further Challenger.  Prior to the Closing, Shanghai Genomics shall contribute all of the FC Shares to GNI USA, such that immediately prior to the Closing, GNI USA shall hold 100% of the FC Shares.

(i)          Prior to or on the Closing Date, but prior to the transfer of the FC Shares from GNI USA to Parent, Shanghai Genomics shall deliver to GNI USA the following:

(A)          a duly executed share transfer form with respect to the FC Shares between Shanghai Genomics as transferor and GNI USA as transferee;

(B)         the share certificate relating to the FC Shares held by Shanghai Genomics (if applicable) which has been marked as “Cancelled”; and

(C)          a certified true copy of the resolution of the directors of Further Challenger (i) approving the transfer of the FC Shares from Shanghai Genomics to GNI USA; and (ii) authorizing the name of GNI USA to be entered into Further Challenger’s register of members as the holder of the FC Shares and directing the issuance of a new share certificate in respect thereof.

(ii)       Prior to or on the Closing Date (but prior to the transfer of the FC Shares from GNI USA to the Parent) Shanghai Genomics shall procure the entry of GNI USA in Further Challenger’s register of members as the holder of the FC Shares and shall deliver to GNI USA a copy of Further Challenger’s register of members reflecting the transfer of the FC Shares to GNI USA.

(iii)        On the Closing Date (and prior to the Effective Time) GNI USA shall deliver to Parent the following:

(A)          a duly executed share transfer form with respect to the FC Shares between GNI USA as transferor and Parent as transferee;

(B)          a registered agent’s certificate issued by Further Challenger’s registered agent, attaching certified copies of Further Challenger’s current register of members, register of directors and register of charges and dated no earlier than 10 Business Days prior to the Closing Date;

(C)          a certificate of good standing issued by the Registrar of Corporate Affairs in the British Virgin Islands with respect to Further Challenger, dated no earlier than 5 Business Days prior to the Closing Date;

(D)         the share certificate relating to the FC Shares held by GNI USA (if applicable) which has been marked as “Cancelled”; and

(E)          a certified true copy of the resolution of the directors of Further Challenger (i) approving the transfer of the FC Shares from GNI USA to Parent; and (ii) authorizing the name of Parent to be entered into Further Challenger’s register of members as the holder of the FC Shares and directing the issuance of a new share certificate in respect thereof.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1          General Conditions.  The obligation of each party to effect the Transactions is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(b)      HSR Act; Antitrust.  Any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) as well as any agreement not to close embodied in a “timing agreement” between the parties and a Governmental Entity, shall have expired or been terminated.  Neither party shall have received a letter from any Governmental Entity stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the Governmental Entity has not yet completed any purported investigation of the proposed transaction.

(c)        No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Transactions.

(d)         Nasdaq Listing.  The shares of Parent Common Stock issuable to the stockholders of the Company as provided for in Article I shall have been approved for listing on Nasdaq, subject only to official notice of issuance, and immediately following the Closing, Parent shall satisfy all applicable initial and continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance therewith.

(e)          Form S‑4.  The Form S‑4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S‑4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

Section 7.2          Conditions to the Obligations of Parent.  The obligation of Parent to effect the Transactions is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of the Contributors and the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)          Performance of Obligations of the Contributors.  Each of the Contributors and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate.  Parent shall have received a certificate signed by an executive officer of each of the Contributors and the Company certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

(d)        Tax Certificates.  (i) GNI USA shall have delivered to the Parent an accurate, executed, and complete U.S. Internal Revenue Service Form W-9, and (ii) each of the Minority Holders shall have delivered to Parent an accurate, executed, and complete U.S. Internal Revenue Service Form W-8 or W-9, as the case may be.

Section 7.3          Conditions to the Obligations of the Contributors and the Company.  The obligation of each of the Contributors and the Company to effect the Transactions is also subject to the satisfaction, or waiver by the Contributors and the Company, at or prior to the Effective Time of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of the Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)        Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)         Officers’ Certificate.  The Contributors shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

(d)         Directors and Officers.  The Persons listed in Schedule 1.7(c) shall have been approved by the Parent Stockholder Approval (with such appointments to take effect immediately following the Closing).  The Contributors shall have received the written resignations of all of the directors and officers of Parent (other than such Persons, if any, who will continue as directors following the Closing), effective as of the Closing.

(e)         Tax Certificate.  Parent shall have delivered to the Contributors a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that the shares of Parent Common Stock do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying each Contributor’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form of Exhibit B hereto.

Section 7.4          Frustration of Closing Conditions.  None of Parent, the Contributors or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1          Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval has been obtained:

(a)          by mutual written consent of Parent and the Contributors;

(b)          by either Parent or the Contributors:

(i)          if the Transactions shall not have been consummated on or before the date that is the 180th day after the date hereof (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Transactions to be consummated by the Outside Date;

(ii)         if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.5; or

(iii)      if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain such Parent Stockholder Approval is proximately caused by any action or failure to act of Parent that constitutes a breach of this Agreement;

(c)          by Parent:

(i)       if the Contributors or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Contributors or the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Contributors or Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied; or

(ii)        at any time prior to obtaining the Parent Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 6.2(b); provided, that Parent shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 6.2(b), including the notice provisions thereof, and (C) paid any amounts due pursuant to Section 8.3(b).

(d)          by the Contributors:

(i)          if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.2 or Section 6.3(c), as to which Section 8.1(d) will apply), or if any representation or warranty of Parent shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Contributors shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii)          if (A) an Adverse Recommendation Change shall have occurred, (B) Parent shall, within 10 Business Days of a tender or exchange offer relating to securities of Parent having been commenced, fail to publicly recommend against such tender or exchange offer, or (C) Parent shall have failed to publicly reaffirm its recommendation of the Transactions within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Parent’s stockholders upon a request to do so by the Contributors.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2          Effect of Termination.  In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent or the Contributors, provided, that:

(a)          the Confidentiality Agreement (as amended hereby) and the provisions of Section 2.7 and Section 4.22 (Brokers), Section 6.13 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b)          the Contributors may have liability as provided in Section 8.3; and

(c)          no such termination shall relieve any party from any liability or damages arising out of a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 8.3          Fees and Expenses.

(a)          Except as otherwise provided in this Section 8.3 or in Section 6.16 or under the terms and conditions of the CVR Agreement, all fees and expenses incurred in connection with this Agreement, the Transactions and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated, except for the following:

(i)          the expenses incurred in connection with the filing, printing and mailing of the Form S‑4 and the Proxy Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Transactions (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company;

(ii)       the Contributors shall, on a joint and several basis, reimburse Parent for ongoing operating expenses in excess of $500,000 (but not to exceed $1,000,000) in the aggregate, where such expenses are solely incurred between the date of this Agreement and the Closing; provided, that such expenses shall be set forth on a budget that is approved by the Parent Board after the date of this Agreement and delivered to the Company within 30 days of the date of this Agreement, and the aggregate sum of such reimbursed amounts shall be distributed to the stockholders of Parent pursuant to the CVR Agreement.  Operating expenses in excess of $1,000,000 (if any) incurred by Parent, where such expenses are solely incurred between the date of this Agreement and the Closing, shall be borne equally by the Company and Parent; provided, that any such expenses shall be approved by the Parent Board.  Expenses that were incurred prior to the date of this Agreement, in whole or in part, shall not be subject to this Section 8.3(a)(ii) or the cost-reimbursement or cost-sharing provisions hereunder.

(b)          In the event that:

(i)          One of the follow events occurs:

(A)          (I) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Parent’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Parent or the Parent Board, (II) this Agreement is terminated by the Contributors or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), and (III) within eighteen (18) months after the date of such termination, Parent enters into an agreement in respect of any Acquisition Proposal, or recommends or submits any Acquisition Proposal to its stockholders for adoption, or a transaction in respect of such Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (III), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(B)          this Agreement is terminated by the Contributors pursuant to Section 8.1(d)(ii); or

(C)          this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii).

then, in any such event, Parent shall pay to the Contributors a fee of $2,000,000 (the “Termination Fee”); provided, that the payment by Parent of the Termination Fee pursuant to this Section 8.3 shall not relieve Parent from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(ii)       this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), then, in any such event, the Contributors shall reimburse Parent for all of its reasonable out-of-pocket fees and expenses (including all operating expenses and all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution, and performance of this Agreement and the Transactions (the “Parent Expenses”), up to a maximum amount of $2,000,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3 shall not relieve the Contributors from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(iii)       this Agreement is terminated by the Contributors pursuant to Section 8.1(d)(i), then, in any such event, then Parent shall reimburse the Contributors for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Contributors) incurred by the Contributors or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution, and performance of this Agreement and the Transactions (the “Company Expenses”), up to a maximum amount of $2,000,000; provided, that the payment by Parent of the Company Expenses under this Section shall not relieve Parent from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants, or agreements set forth in this Agreement or fraud.

(c)          Payment of the Termination Fee shall be made by wire transfer of same‑day funds to the accounts designated by the Contributors (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i)(A), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 8.1(c)(ii), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Contributors pursuant to Section 8.1(d)(ii).  Payment of the Parent Expenses or the Company Expenses shall be made by wire transfer of same‑day funds to the accounts designated by Parent or the Contributors, as applicable, as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by (x) Parent pursuant to Section 8.1(c)(i), or (y) the Contributors pursuant to Section 8.1(d)(i).

(d)          The parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such non-paying party for the amounts set forth in this Section 8.3, such non-paying party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 8.4          Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the Parent, the Contributors and the Company by action taken or authorized by their respective boards of directors or equivalent at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval has been obtained; provided, however, that any amendment to Section 1.1, Section 1.4, Article V, Section 6.3(c), Section 6.3(d), and this Section 8.4 (to the extent such amendment pertains to Section 1.1, Section 1.4, Article V, Section 6.3(c), Section 6.3(d)) must also be approved by the Minority Holders; provided, further, that after the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Parent without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5          Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors or equivalent, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Parent without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1          Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)          if to Parent, to:

Catalyst Biosciences, Inc.
611 Gateway Blvd.
Suite 120
South San Francisco, CA 94080
Attention: Nassim Usman, PhD
E-mail:  nusman@catbio.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
Attention:          Stephen Thau and David Schwartz

E-mail: sthau@orrick.com and dschwartz@orrick.com

(ii)          if to the Contributors, the Company or Further Challenger, to:

c/o GNI USA, Inc.
17520 High Bluff Drive, Suite 250
San Diego, CA 92130

Attention:          Ying Luo
Thomas Eastling
E-mail:               yluo@gnipharma.com
t-eastling@gnipharma.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention:  Ryan A. Murr and Branden C. Berns
E-mail:  RMurr@gibsondunn.com and BBerns@gibsondunn.com

(iii)        if to the Minority Holders, to the addresses listed on Annex A.

Section 9.3          Certain Definitions.  For purposes of this Agreement:

(a)        “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c)         “Cash and Cash Equivalents” means all (i) cash and cash equivalents and (ii) marketable securities, in each case determined in accordance with GAAP.

(d)          “Company Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries in whole or in part;

(e)          “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(f)       “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associate epidemics, pandemic or disease outbreaks;

(g)        “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(h)       “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derive economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from their disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(i)          “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter;

(j)          “Net Cash” means the amount, whether positive or negative, without duplication, as of immediately prior to the Effective Time: (i) Parent’s unrestricted Cash and Cash Equivalents, short-term investments, and accounts receivable, determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, minus (ii) the sum of (x) Parent’s consolidated short-term and long-term liabilities accrued at Closing under GAAP (including fees and expenses incurred with respect to the Transactions and related transactions and excluding non-cash liabilities (e.g., deferred revenue)), (y) any accrued and unpaid Tax liabilities of Parent and its Subsidiaries, and (z) the cash cost of change in control payments, including termination or similar payments to current or former employees or other service provider of such party that have to be paid by a party in connection with, or at the time of, the Closing and/or the termination of Parent’s then employees (if any), minus (iii) the cash costs of any retention payments or other bonuses due to any current or former employee as of the Closing Date, minus (iv) 80% of the sum of estimated cash costs associated with the termination of ongoing contractual obligations relating to Parent’s legacy business operations (including without limitation CRO fees, consulting fees with termination provisions, manufacturing obligations, etc.), minus (v) to the extent not included in the balance sheet liabilities, other outstanding contractual obligations of Parent, minus (vi) the aggregate costs associated with obtaining a D&O tail policy (if applicable), minus (vii) any amounts paid or payable as bonuses to employees granted prior to the date of this Agreement, plus (viii) solely with respect to Parent, prepaid expenses.

(k)          “Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2021, included in Parent’s Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

(l)          “Parent Capital Stock” means the Parent Common Stock and Parent Convertible Preferred Stock.

(m)        “Parent Option” means any option exercisable for shares of Parent Common Stock granted under the Catalyst Biosciences, Inc. 2018 Omnibus Incentive Plan or under any other employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of Parent.

(n)          “Parent Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries in whole or in part.

(o)        “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(p)        “Personal Information” means any information that alone or in combination with other information can be used to identify an individual.

(q)          “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person; provided, that for purposes of this Agreement, the Operating Company shall be deemed a Subsidiary of the Company;

(r)         “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof; and

(s)          “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

Section 9.4          Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  Each of the terms “delivered” and “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Pacific Time) on the date that is two Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a party to the other party and its Representatives in the electronic data room maintained by such disclosing party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) such documentation has been delivered by or on behalf of a party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York, are authorized or obligated by Law to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 9.5          Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6          No Third Party Beneficiaries.

(a)        Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.8.

(b)         The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7          Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.8          Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9         Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each Contributor may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) any of its Affiliates at any time, in which case all references herein to the Contributor shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to the Contributor as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment (provided, however, that in such instance, the Contributor shall remain liable for the performance of all obligations required to be performed by the Contributors and its Subsidiaries at or prior to the Effective Time), or (b) after the Effective Time, any Person.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10         Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11        Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13          Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15          Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.16          No Presumption Against Drafting Party.  Each of Parent, the Contributors and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman, Ph.D.
Name: Nassim Usman, Ph.D.
Title: Chief Executive Officer

[Signature Page to the Business Combination Agreement]

GNI USA, INC.

By:	/s/ Ying Luo
Name: Ying Luo
Title: Director

GNI GROUP LTD.

By:	/s/ Ying Luo
Name: Ying Luo
Title: President and Chief Executive Officer

GNI HONG KONG LIMITED

By	/s/ Ying Luo
Name: Ying Luo
Title: Director and President

SHANGHAI GENOMICS, INC.

By:	/s/ Yuwen Wu
Name: Yuwen Wu
Title: Executive Director, General Manager and Legal Representative

CONTINENT PHARMACEUTICALS INC.

By:	/s/ Ying Luo
Name: Ying Luo
Title: Chairman

[Signature Page to the Business Combination Agreement]